EXHIBIT 10.5

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT
This Confidential Severance and Release Agreement (“Agreement”) is entered into on October 12, 2017, by and between Robert Bodnar (the “Employee”) and Flotek Industries, Inc. (the “Company”).
WHEREAS, Employee was employed by Company;
WHEREAS, Employee’s employment has terminated;
WHEREAS, the Company has offered to provide Employee with a severance package to facilitate his transition from the Company as provided in Section 5 of the Employment Agreement dated as of April 1, 2016 (the “Employment Agreement”), by and between Employee and Company, contingent on the execution delivery and effectiveness of this Agreement (the “Severance”); and
WHEREAS, Employee has agreed to release the Company from any claims arising from or related to Employee’s employment relationship with the Company;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (jointly referred to as the “Parties”) hereby agree as follows:
1.Termination. Employee’s employment with the Company will terminate on October 7, 2017 (the “Termination Date”).
2.Consideration. The Company agrees to pay Employee the Severance, less applicable payroll deductions. The Company and Employee have agreed that the total of the Severance is $558,994 payable as provided in the Employment Agreement. Provided Employee complies with his obligations pursuant to Section 7, below, Company shall pay the Severance amount in accordance with the Company’s general payroll practices as provided in the Employment Agreement, subject to required withholding. Employee acknowledges that in the absence of this Agreement, he would not be entitled to this payment.
3.Release by Employee. Employee, on behalf of himself and his respective past, present, and future representatives, attorneys, agents, heirs, successors and assigns, hereby releases the Company and its affiliates and their respective past, present, and future employees, directors, officers, representatives, attorneys, agents, heirs, successors and assigns, and each of them (collectively, the “Released Parties”), from any and all claims, demands, causes of action, obligations, damages, and liabilities, whether or not now known, suspected, or claimed, that Employee may possess against the Company arising from his employment up to, until, and including the Effective Date of this Agreement, other than claims, demands, causes of action, obligations, damages, and liabilities arising from the fraud or gross misconduct of the Released Parties (the “Released Claims”) . Without limiting the generality of this release, Employee agrees to waive any and all Released Claims against the Released Parties arising from employment with the Company, and covenants not to sue them for any such claims including, but not limited to, those based on state or federal law regarding age, sex (including sexual harassment), religion, handicap, national origin or other discrimination, the Age Discrimination in Employment Act, the Fair Labor Standards Act (including the Equal Pay Act), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the

Texas Labor Code, the Texas Administrative Code, any other applicable state or local codes or ordinances, and contract or tort claims, whether such claim be based upon an action filed by Employee or a governmental agency, and any and all claims for attorneys’ fees and/or costs. The Parties agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete and general release as to the matters released.
Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, (iv) for reimbursement of expenses under the Company’s expense reimbursement policies, or (v) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, (x) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (y) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) limits Employee from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
This release also does not extend to any obligations incurred under this Agreement or to any obligations under the Bylaws of the Company to Employee with regard to indemnification and advancement of expenses to or for the benefit of Employee.
4.Unknown Claims. Employee expressly acknowledges that this Agreement resolves and releases all legal claims he may have against Company as of the date of this Agreement arising from his employment with the Company, including claims of which he may not be aware.
5.Non-Admission. The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any law.
6.Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, and any and all other benefits due Employee, other than the consideration described in this Agreement and his salary for the current pay period, as well as any expenses with respect to which Employee is entitled to be reimbursed.
7.Returning Company Property. Employee agrees to deliver to the Company on or before October 20, 2017, and not to keep in his possession, recreate, or deliver to anyone else, any and all records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, other documents provided to Employee by the Company, developed by Employee pursuant to his employment with the Company, or otherwise belonging to the Company. Notwithstanding the foregoing, Employee shall be entitled to retain the PC computer and other equipment of the Company in his possession on the date of this Agreement.

8.Restrictions. Employee understands that, following the termination of his employment with Company, he must still comply with the terms of the Employment Agreement which includes a two-year non-solicitation and non-compete agreement following the termination of his employment, and provisions relating to the Confidential Information of the Company and Inventions (as such terms are defined in the Employment Agreement).
9.Non-Disparagement. The Parties agree to refrain from any defamation, libel, or slander of the other or any of the Released Parties or tortious interference with the contracts and relationships of the other Party or any of the Released Parties. The Parties further agree that each will not act in any manner that might damage the business or reputation of the other Party or any of the Released Parties. The Company agrees to respond to any request for information regarding Employee by providing only neutral information, such as Employee’s dates of employment and position held.
10.Cooperation. Employee agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Employee. Without limiting the foregoing, Employee agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.
11.Additional Consideration. The Employee shall receive family coverage at the Company’s expense under the Company health insurance policy for the period following the Termination Date through June 30, 2018. Employee shall be permitted to occupy through June 30, 2018 a house leased by the Company in Houston, Texas. The terms of this Agreement shall not affect in any respect the rights of Employee with respect to contributions previously made by or with respect to the Employee pursuant to the Section 401(k) Plan of the Company or any other vested rights under ERISA-covered employee benefit plans, which shall be governed by the terms of such plan(s), as applicable on the date Employee signs this Agreement. For purposes of clarity, the Company and the Employee agree that the rights of the Employee with respect to the applicable Management Incentive Plan and Performance Unit Plans of the Company, and the 12,500 shares awarded to the Employee on or about September 21, 2016, have been forfeited, and that there are no unvested equity awards that have vested as a result of the termination of the employment of the Employee.
12.Attorneys’ Fees. If either Employee or the Company (including any of the Released Parties) brings an action against the other Party, or otherwise seeks to enforce this Agreement, by reason of the breach of any covenant, warranty, representation, or condition of this Agreement, or otherwise arising out of this Agreement, whether for declaratory or other relief, the action must be submitted for arbitration to the American Arbitration Association in Houston, Texas. The prevailing party in such arbitration shall be entitled to its costs and attorneys’ fees.
13.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute one and the same instrument.

14.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.
15.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with this Agreement.
16.Entire Agreement. This Agreement is the entire agreement and understanding between the Parties on the subject matter covered herein. The Parties further agree that this Agreement may not be altered except in a writing duly executed by all of the Parties. The laws of the State of Texas shall govern this Agreement, excepting its principles of conflicts of law.
17.Effective Date. This Agreement is effective immediately following the Parties’ execution of the Agreement, and will be enforceable following the expiration of the 7-day revocation period described below in Paragraph 17 (“Effective Date”).
18.OWBPA. Under the Older Workers Benefit Protection Act of 1990, Employee acknowledges the following:
a.That Employee has been advised and is hereby advised by the Company to consult an attorney regarding this Agreement before executing it;
b.That Employee has been afforded twenty-one (21) days to consider whether he is willing to enter into it, although Employee may, in the exercise of his own discretion, sign it or reject it at any time before the expiration of the 21 days;
c.That, within seven (7) days after executing this Agreement, Employee may revoke it by delivering a written notice of revocation to the same person as Employee returned this Agreement; and
d.That this Agreement is not enforceable until the 7-day revocation period has passed.
19.Voluntary Execution of Release Agreement. The Parties enter into this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
a.    They have read this Agreement;
b.    They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice, or have knowingly waived such representation;
c.    They know and understand the terms and consequences of this Agreement and of the releases it contains; and
d.    They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

FLOTEK INDUSTRIES, INC.

DATED: October 12, 2017	By:	/s/ JOHN W. CHISHOLM
	Name:	John W. Chisholm
	Title:	President, Chief Executive Officer and Chairman of the Board

DATED: October 12, 2017	By:	/s/ ROBERT BODNAR
Robert Bodnar

SIGNATURE PAGE TO CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT